Exhibit 99.1

Contact: Steve Pickman, (913)-367-1480

FOR IMMEDIATE RELEASE

MGP INGREDIENTS ANNOUNCES FY 2008 FOURTH QUARTER

AND YEAR-END RESULTS

Highlights:

•                  Q4 total sales of $104.2 million represents 3% increase over year ago

•                  Q4 prices for wheat, corn and natural gas increased by 90.0%, 44.5% and 33.2%, respectively, versus year ago, and by 2.5%, 24.4% and 18.2%, respectively, compared to FY ’08 Q3 prices

•                  Q4 diluted loss of $0.60 per share driven by increased raw material and energy costs

•                  Q4 loss includes fixed asset write-off of $1.0 million net of tax

•                  FY 2008 record sales of $392.9 million up 7% over prior year

•                  Ingredient solutions sales up 49% for the year; profit performance impacted by record wheat prices

•                  Higher unit sales and pricing drive record yearly revenues in food grade alcohol; total distillery products segment profits adversely affected by increased corn costs

ATCHISON, Kan., August 26, 2008—MGP Ingredients, Inc. (Nasdaq/MGPI) today reported a net loss of $9,989,000, or $0.60 in diluted earnings per share, for the fourth quarter of fiscal 2008, which ended June 30, 2008. The loss for the quarter included $1.0 million net of tax, or $0.06 per share, related to the write-off of fixed assets. This compares with net income of $1,668,000, or $0.10 in diluted earnings per share, for the fourth quarter of fiscal 2007. Total sales in the fourth quarter of fiscal 2008 were $104,227,000, an increase of 3 percent above fourth quarter sales a year ago of $101,547,000. For all of fiscal 2008, the company reported a loss of $0.70 per diluted share compared with income of $1.04 per diluted share for the prior fiscal year.

“There was no price relief in our key input costs in the fourth quarter,” said Tim Newkirk, president and chief executive officer. “In fact, just the opposite occurred with July corn futures reaching all-time highs of over $7.50 per bushel in late June, and May wheat futures reaching nearly $9.00 per bushel. This directly impacted our reported results for the fourth quarter and even to a greater extent than we witnessed in the third quarter.”

According to the United States Department of Agriculture (USDA), domestic corn production from this year’s upcoming harvest is forecast at 12.3 billion bushels.  While this figure is down 6 percent from last year’s harvest, it represents a 17 percent increase above corn production in 2006.  Based on the USDA’s world agricultural supply and demand estimates, this year’s global wheat production is projected at 670.8 million tons, an increase of 60.2 million tons compared to the previous year.  This anticipated increase in global wheat production and the forecasted size of the U.S. corn crop has recently led grain analysts to expect some downward pressure on wheat and corn prices later this fall.

In addition to the higher grain costs, the company also experienced higher energy costs due to increased natural gas prices in the fourth quarter compared to both the same period a year ago and the third quarter of fiscal 2008. “Fortunately, natural gas prices have retreated to around $8.00 per million BTUs from a recent high of nearly $13.00 per million BTUs,” Newkirk said.  “ While we expect to benefit from these lower energy costs in coming quarters, we are continuing to pursue plans for the installation of a coal boiler cogeneration facility at our Pekin, IL, plant, which has the potential to generate significant energy savings starting in 2011 if all goes as anticipated.

“The major impact on our results for all of fiscal 2008 was from commodity inflation, namely the record high prices for corn and wheat combined with the hike in natural gas prices.  Corn and wheat prices for the year averaged 37.6 percent and 63.3 percent higher, respectively, above our fiscal 2007 levels, while the price of natural gas averaged 14.8 percent higher than the average price of natural gas during the prior year.  The substantial rise in natural gas prices occurred as oil prices exceeded over $140 per barrel for a time during the latter part of fiscal 2008.  Recently, oil prices have declined to a range of approximately $115 to $120 per barrel and, as a result, natural gas prices have also trended down.”

-more-

ADD 1—MGP INGREDIENTS ANNOUNCES

Newkirk added that the company made several strategic moves during fiscal 2008 that are expected to impact future periods. “As we previously stated, we are transforming MGPI into a leading U.S. producer of specialty proteins and starches, as well as high quality food grade alcohol. This has been no small feat as we completely reconfigured our ingredient technology platforms around our customers. We narrowed our product lines to drive to a higher-value mix. We also took the opportunity to rationalize our manufacturing footprint, which as previously reported, involved the write-down of plant and equipment associated with the manufacturing of pet-related products and certain of our Wheatex® textured wheat proteins that, in the future, we plan to produce through third parties.  These actions in total are geared to improving our long-term profits and cash flows. At the same time, the structural and business process changes have created a strong foundation for enabling new growth opportunities in our respective business segments.”

Segment Results

The following is a summary of sales and pre-tax profits/(loss) allocated to each operating segment for the fourth quarter and twelve months ended June 30, 2008, and the fourth quarter and twelve months ended July 1, 2007. Interest expense, investment income and other general miscellaneous expenses are classified as corporate.

	Fourth Qtr	Fourth Qtr	12 Months	12 Months
(In thousands)	FY 2008	FY 2007	FY 2008	FY 2007
Ingredient Solutions
Net Sales	$27,782	$21,279	$100,994	$67,791
Pre-Tax Inc. (Loss)	(10,911)	463	(15,395)	(5,515)

Distillery Products
Net Sales	$74,793	$79,042	$285,738	$294,393
Pre-Tax Income (Loss)	(2,897)	3,550	2,546	38,666

Other
Net Sales	$1,652	$1,226	$6,161	$5,810
Pre-Tax Income (Loss)	(1,366)	(1,702)	(7,155)	(6,224)

Corporate	$(519)	$67	$(989)	$553

One-Time Items (Pre-tax)
Litigation Settlement, Net	—	—	$7,046	—
Impairment Charge	—	—	(8,100)	—
Fixed Asset Write-off	(1,546)	—	(1,546)	—
Inventory Write-down	—	—	(1,294)	—

Total ingredient solutions sales in the fourth quarter of fiscal 2008 increased by approximately $6.5 million, or 31 percent, compared to the prior year’s fourth quarter. Combined sales of specialty proteins and starches increased by $3.2 million, or 25 percent, during the quarter compared to the same quarter in fiscal 2007. The company also reported a 21 percent increase in sales of vital wheat gluten resulting from higher volumes and pricing compared with a year ago. Sales revenue from commodity starch increased more than 84 percent over the prior year’s fourth quarter, due as well to improved pricing and unit sales.  The growing contribution from specialty ingredients was offset by higher wheat prices, which averaged more than 90 percent higher than a year ago. The higher wheat costs combined with added product innovation and commercialization staffing to produce a pre-tax segment loss of $10.9 million. This compares with a pre-tax profit of $463,000 in the prior year’s fourth quarter.

                Total sales of distillery products in the fourth quarter of fiscal 2008 declined by approximately $4.2 million compared to the same quarter of fiscal 2007. Sales of food grade alcohol improved by $6.4 million, or 26 percent, over the prior year with gains in both beverage and industrial applications.  Sales of fuel grade alcohol declined by 29 percent compared with a year ago primarily on reduced volumes. Sales of distillers feed, the principal co-product of the alcohol production process, increased by approximately $3.8 million, or 49 percent, over last year’s fourth quarter due mainly to improved pricing.

-more-

ADD 2—MGP INGREDIENTS ANNOUNCES

The company’s fourth quarter earnings performance in the distillery products segment continued to be affected by the increased costs for corn, which averaged nearly 45 percent higher than a year ago and 24 percent higher compared to the third quarter of fiscal 2008.  After hedging, the distillery products segment experienced a pre-tax loss of $2.9 million compared with a pre-tax profit of approximately $3.6 million in the prior year’s fourth quarter.  Sales in the company’s other segment, consisting primarily of emerging plant-based biopolymers and pet products, were slightly higher compared to the same quarter a year ago due mainly to higher sales of biopolymers.  The other segment had a fourth quarter pre-tax loss of $1.4 million compared with a pre-tax loss of $1.7 million in the prior year’s fourth quarter, with most of the loss occurring in the pet products area.

The company’s fourth quarter results led to the breach of several financial covenants under MGPI’s credit facility.  “We have discussed our default with our bank lenders,” Newkirk said. “Although they could have terminated our ability to borrow or accelerated our debt, they have elected not to do so at this time and have continued to honor our draws under the credit facility.  They are working with us to develop our new credit terms.” Newkirk added that “Although they have proposed to eliminate our unused term facility and reduce the length of our revolving line of credit facility to a year, at most, and tighten other credit arrangements in certain respects, they have told us that they will be increasing our revolving line of credit to $55 million.  We are discussing a definitive agreement with them and expect to enter one in the next few days.  Under their latest proposal, we would be restricted from paying dividends and there will be a 60-day standstill period, during which time they could review our commodity positions and hedging strategy and measure our performance under new, forbearance period financial covenants that would set minimum adjusted EBITDA and tangible net worth requirements.  After the standstill period, the banks can decide whether and how they want to proceed.”

Results for Twelve Months

For all 12 months of fiscal 2008, the company had net a loss of $11,742,000, or a diluted loss per share of $0.70, on sales of $392,893,000.  This compares to net income of $17,566,000, or $1.04 in diluted earnings per share, on sales of $367,994,000 that the company had for all 12 months of the prior fiscal year.  Results for the 12 months of fiscal 2008 included the following one-time items net of tax: a $4.6 million litigation settlement, and a $2 million tax credit.  These items were offset by a $4.9 million impairment charge net of tax, $929,000 of inventory write-downs, and a $1.0 million write-off of fixed assets, for a net after-tax impact of ($229,000), or ($0.01) per diluted share.

In connection with the purchase of raw materials, principally corn and wheat, for anticipated operating requirements, the company enters into readily marketable exchange-traded commodity futures and options contracts to reduce the risk of future grain price increases. As a result of the rising compliance costs and the complexity related to the application of hedge accounting under SFAS 133, the company elected to discontinue the use of hedge accounting for all commodity derivative positions effective April 1, 2008.  Accordingly, changes in the value of derivatives subsequent to March 31, 2008 have been recorded in cost of sales in the company’s Consolidated Statements of Income.  Additionally, derivative instruments entered into during the third and fourth quarters were not designated as hedges. The change in the market value of these instruments has been recorded in cost of sales in the company’s Consolidated Statements of Income.  These instruments were marked to market at June 30, 2008.

As a result of higher prices for both raw materials and finished goods, the company recorded increases in inventory of approximately $21.0 million compared with the end of Fiscal 2007. This increase also includes approximately $4.6 million in mark-to-market adjustments in derivatives.

Income Taxes

For the fourth quarter, the company recorded an income tax benefit of $7.3 million for an effective rate of 42.1 percent compared to a provision of $710,000 for the same quarter a year ago for an effective rate of 29.9 percent. For the twelve months of fiscal 2008, the income tax benefit was $11.9 million for an effective rate of 50.2 percent compared to a tax provision of $9.9 million for the previous year for an effective rate of 36.1 percent.

Multiple Factors Support Improved Performance in FY 2009

“Restoring profitability is job number one at MGPI,” said Newkirk. “Starting with our gross margins, we would anticipate improvements if market prices for corn and wheat decline and natural gas prices remain near or below current levels. In our view, however, this will only get us back to where we were before the run-up in costs. We have much greater aspirations, namely, getting back on a path of consistent profitable growth and predictable cash flows. Our business challenge is no longer just how to squeeze more from less. It’s all about creating economic value for our customers and stockholders. To that end we have three primary areas of focus: 1) continued growth in specialty ingredients; 2) realizing more of our installed manufacturing capacity; and 3) expanding our share in high-quality food grade alcohol.

-more-

ADD 3—MGP INGREDIENTS ANNOUNCES

“If I had to pick one thing to point to this past year as tangible progress around our long-term strategy, it would be strengthened sales of the right mix of specialty ingredients. Specialty protein sales, for instance, were up double digits in volume, as well as in sales revenue. Fiber-enhancing specialty starch sales were up 30 percent in volume and 40 percent in revenue, while textured protein sales experienced a 15 percent increase in volume and a 19 percent increase in revenues compared to fiscal 2007.  Demand for healthy foods drives our long-term opportunity. The major food companies are working at breakneck speed to develop new and differentiated products.

“Although our customer list is relatively small in number, each one is very large in size and broad in scope. We aim to help customers solve challenges on a big scale which is why we have aligned our resources around the customer with the creation of our technology platforms. Our early sales successes are encouraging, but we are only beginning to realize the potential of being able to build our role as a value-added supplier to our current customers. For example, we are the leading domestic supplier of vital wheat gluten. This has opened the door with certain customers, allowing us to demonstrate the benefits of our specialty starches and proteins in some of their existing products.

“In our distillery products segment, pending acceptable fuel alcohol margins, our manufacturing volumes should start to build after the current quarter following planned downtime for maintenance and process improvement efforts. MGPI has an estimated annual capacity of approximately 130 million gallons of alcohol. As we work our way back to full production rates, we have the opportunity to better maximize our current capacity which would translate into volume increases approaching 16 percent over the fiscal 2008 level. Much of the volume will be focused on our food grade alcohol, where we remain a key supplier of high quality products. Our industry reach is wide - from vinegar, to flavorings and extracts, to cleaning solutions, to pharmaceuticals, to personal care products. Similar to our ingredients business, our future potential lies in capturing a greater share from a relatively small number of multi-billion dollar global corporations.  The fuel grade alcohol area represents only approximately 30 percent of our total company revenues.  We would expect this percentage to decrease over time as we grow our specialty ingredients and food grade alcohol revenues. As with all of our distillery operations, our goal in the fuel grade alcohol arena is to optimize the profit margin from corn.”

                Newkirk concluded, “There’s no getting around the fact that this was a difficult year for MGPI. With a strengthened management team and a more efficient configuration of assets, we expect to see measurable results on the bottom line as we execute our plans for growth.”

Investor Conference Call

The company will host an investor conference call today at 10 a.m. central time to review fourth quarter results.  Stockholders and other interested parties may listen to the call live via telephone by dialing 800-254-5933 domestically, or 973-935-2044 internationally by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com.  The conference identification number for entering the call is 60882153.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (v) our ability to realize operating efficiencies, (vi) the effectiveness of our hedging programs; (vii) access to capital and (viii) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1A. Risk Factors in the company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2007.

###

MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	June 30, 2008	July 1, 2007	June 30, 2008	July 1, 2007
		(as restated)*		(as restated)*
Net Sales	$104,227	$101,547	$392,893	$367,994
Cost of Sales	112,792	94,289	388,662	320,721
Gross Profit	$(8,565)	$7,258	$4,231	$47,273
Selling, General and Administrative Expenses	6,609	4,920	24,235	20,319
Loss on write-off of assets	1,546	—	1,546	—
Loss on impairment of assets	—	—	8,100	—
Income from Operations	$(16,720)	$2,338	$(29,650)	$26,954
Gain on settlement of litigation, net of related expenses	—	—	7,046	—
Other Income, Net	(55)	345	515	1,490
Interest Expense	(450)	(305)	(1,490)	(964)
Equity in loss of unconsolidated subsidiary	(14)	—	(14)	—
Income (Loss) Before Income Taxes	(17,239)	2,378	(23,593)	27,480
Provision (Benefit) for Income Taxes	(7,250)	710	(11,851)	9,914
Net Income (Loss)	$(9,989)	$1,668	$(11,742)	$17,566
Other Comprehensive Income (Loss)	(2,018)	972	2,747	(88)
Comprehensive Income (Loss)	$(12,007)	$2,640	$(8,995)	$17,478
Basic Earnings (Loss) Per Common Share	$(0.60)	$0.10	$(0.71)	$1.07
Diluted Earnings (Loss) Per Common Share	$(0.60)	$0.10	$(0.70)	$1.04
Weighted average shares outstanding — Basic	16,559,850	16,471,593	16,531,347	16,427,959
Weighted average shares outstanding — Diluted	16,734,379	16,921,478	16,805,412	16,913,342

CONSOLIDATED BALANCE SHEET

	June 30, 2008	July 1, 2007		June 30, 2008	July 1, 2007
(Dollars in thousands)	(unaudited)	(as restated)*	(Dollars in thousands)	(unaudited)	(as restated)*
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$—	$3,900	Current maturities on long-term debt	$432	$4,151
Restricted cash	3	3,336	Liabilities related to assets held for sale	8,760	—
Receivables (less allowance of	34,087	34,298	Revolving credit facility	23,000	7,000
$300 and $207 respectively)			Accounts payable	23,315	15,814
Inventories	63,620	42,595	Accrued expenses	6,582	7,769
Prepaid expenses	362	623	Deferred revenue	7,127	9,709
Deposits	580	414
Deferred income tax assets	3,258	5,759	Total Current Liabilities	$69,216	$44,443
Refundable income taxes	8,570	364
Assets held for sale	5,600	—	Other Liabilities:
Total Current Assets	$116,080	$91,289	Long-Term Debt	1,301	8,940
Property and Equipment, At Cost	315,782	360,472	Other non-current liabilities	10,906	7,860
Less accumulated depreciation	(206,808)	(228,260)	Deferred Income Taxes	10,494	16,052
Net Property, plant and equipment	$108,974	$132,212
			Total Other Liabilities	$22,701	$32,852
Investment in unconsolidated subsidiary	399	—
Other non-current assets	479	803	Stockholders’ Equity	134,015	147,009
TOTAL ASSETS	$225,932	$224,304	TOTAL LIAB./ STOCKHOLDERS’ EQ.	$225,932	$224,304

*     The information presented in the income statement for the quarter and year-to-date periods ended July 1, 2007 and the balance sheet as of  July 1, 2007 shown above have been adjusted to reflect a correction of the period-specific effects of an error in the recognition of income from a deferred credit related to a Commodity Credit Corporation program that the company participated in from 2001 to 2003.  The cumulative effect of the error on retained earnings as of the beginning of the year-to-date period ended July 1, 2007 was $1.0 million  and the effect on net income for the fiscal year immediately prior thereto (FY 2006) was  $124,000.

Capital Structure
Net Investment in:			Financed By:
Working capital	$46,864	$46,846	Long-term debt**	$1,301	$8,940
Property, plant and equipment	108,974	132,212	Deferred liabilities	21,400	23,912
Other non-current assets	878	803	Shareholders’ equity	134,015	147,009
Total	$156,716	$179,861	Total	$156,716	179,861

**Excludes short-term portion.  Short- term portion is included within working capital.

MGP INGREDIENTS, INC.

(unaudited)	Quarter Ended		Year-to Date-Ended
(Dollars in thousands)	June 30, 2008	July 1, 2007	June 30, 2008	July 1, 2007
		(as restated)*		(as restated)*
Financial Highlights
EBITDA (1)	$(13,132)	$6,713	$(6,931)	$42,911
Depreciation & Amortization	$3,657	$4,030	$15,172	$14,467
Capital Expenditures	$3,155	$6,410	$7,432	$23,188
Working Capital	$46,864	$46,846	$46,864	$46,846

(1) EBITDA equals earnings before taxes, interest, depreciation and amortization.  We have included EBITDA because we believe it provides stockholders with additional information to measure our performance and liquidity.  EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, it is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.  Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA for the year-to-date periods ended June 30, 2008 and July 1, 2007 (in thousands):

(unaudited)	Quarter Ended		Year-to-Date Ended
(Dollars in thousands)	June 30, 2008	July 1, 2007	June 30, 2008	July 1, 2007
		(as restated)*		(as restated)*
EBITDA Reconciliation:
Net Income	$(9,989)	$1,668	$(11,742)	$17,566
Provision (benefit) for income taxes	(7,250)	710	(11,851)	9,914
Interest expense	450	305	1,490	964
Depreciation and Amortization	3,657	4,030	15,172	14,467
EBITDA	$(13,132)	$6,713	$(6,931)	$42,911
Adjusted EBITDA for one-time items:
Gain on Settlement of Litigation	$—	—	$(7,046)	—
Inventory Write Down	—	—	1,294	—
Impairment of Assets	—	—	8,100	—
Fixed asset Write-Off	1,546	—	1,546	—
Adjusted EBITDA	$(11,586)	$6,713	$(3,037)	$42,911

The following table sets forth a reconciliation of EBITDA to cash flows from operations for the year-to-date periods ended June 30, 2008 and July 1, 2007 (in thousands):

(unaudited)	Year-to-Date Ended
(Dollars in thousands)	June 30, 2008	July 1, 2007
		(as restated)*
EBITDA	$(6,931)	$42,911
Benefit (provision) for income taxes	11,851	(9,914)
Interest expense	(1,490)	(964)
Non-cash charges against (credits to) net income:
Deferred income taxes	(4,569)	234
Loss (gain) on sale of assets	5	(103)
Loss on impairment of assets	8,100	—
Fixed asset write off	1,546	—
Equity in loss of unconsolidated subsidiary	14	—
Changes in operating assets and liabilities	(13,876)	(17,425)
Cash flow from operations	$(5,350)	$14,739